CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Biophan Technologies, Inc.

We hereby consent to the use in Amendment No. 2 of this Registration Statement on Form S-1 (No. 333-138632) of our report dated April 26, 2006, except for Note 8 as to which the date is May 12, 2006 and Note 7 as to which the date is January 23, 2007 relating to the consolidated financial statements of Biophan Technologies, Inc. and Subsidiaries as of February 28, 2006 and 2005 and for each of the three years in the period ended February 28, 2006, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 27, 2007